UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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DELTIC TIMBER CORPORATION

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DELTIC TIMBER CORPORATION

NOTICE OF ANNUAL MEETING

To the Stockholders of

Deltic Timber Corporation:

The Annual Meeting of Stockholders of Deltic Timber Corporation (“Deltic” or “the Company”) will be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas, on Thursday, April 28, 2005, at 10:00 a.m., Central Daylight Time, for the following purposes:

Item 1:	To elect three Class III directors to hold office for a three-year term;

Item 2:	To express approval or disapproval of the action of the Audit Committee of the Board of Directors in appointing KPMG LLP as the Company’s independent auditors for 2005.

To transact such other business as may properly come before the meeting and any adjournment thereof.

Holders of record of Deltic Common Stock at the close of business on March 11, 2005, will be entitled to vote with respect to this solicitation. Stockholders are reminded that your shares of Deltic Common Stock cannot be voted unless you follow the telephonic voting procedures set forth on the enclosed proxy card, or execute and return the enclosed proxy card, or make other arrangements to have your shares represented at the meeting.

A copy of the 2004 Annual Report to Stockholders is enclosed.

By Order of the Board of Directors,

W. Bayless Rowe
Secretary

El Dorado, Arkansas

March 23, 2005

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE EITHER TELEPHONICALLY AS INSTRUCTED ON THE ENCLOSED PROXY CARD OR YOU MAY COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

DELTIC TIMBER CORPORATION

210 East Elm Street

El Dorado, Arkansas 71730

PROXY STATEMENT

GENERAL

This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Deltic Timber Corporation (“Deltic” or “the Company”) for the Annual Meeting of Stockholders to be held on April 28, 2005, in El Dorado, Arkansas. Only stockholders of record at the close of business on March 11, 2005, (the “Record Date”) are entitled to notice of, and to vote at, the meeting. There were 12,246,744 shares of Deltic Common Stock outstanding and entitled to vote on March 11, 2005. This amount does not include 567,135 shares of treasury stock. Each share of outstanding Deltic Common Stock is entitled to one vote on each matter properly brought before the meeting.

Commencing approximately on March 23, 2005, the Company is mailing its annual report for the year ended December 31, 2004, together with this proxy statement and the enclosed proxy card to holders of Deltic Common Stock on the Record Date. A copy of the Company’s annual report on Form 10-K for 2004 as filed with the Securities and Exchange Commission (“SEC”) may be obtained by writing the Controller of the Company at the address provided above, or accessed through the “Investor Relations” section of the Company’s website, www.deltic.com.

VOTING OF PROXIES

Your vote is important. Shares can be voted at the annual meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, you are urged to vote either telephonically or to sign, date and return the accompanying proxy card.

When you vote by one of these two methods, stock represented by the proxy will be voted in accordance with your directions. You can specify your voting instructions by following the instructions for telephonic voting on the enclosed proxy card or by marking the appropriate spaces on the proxy card and signing, dating and returning the proxy card. If you so elect when prompted in the telephonic voting process, or if your proxy card is signed and returned without specific voting instructions, your shares of Deltic Common Stock will be voted as recommended by the Board of Directors: “FOR” the election of the three nominees for director named in the proxy card and “FOR” the ratification of the selection of KPMG LLP as the Company’s independent auditors for 2005. Abstentions marked on the proxy card are voted “against” the proposals and are counted in determination of a quorum.

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You may change your voting instructions or revoke your proxy at any time before it is voted at the meeting by (a) re-voting telephonically (only the latest telephonic vote will be counted), (b) executing a later-dated proxy, (c) voting by ballot at the meeting, or (d) filing a notice of revocation with the inspectors of election in care of the Secretary of the Company at the above address.

VOTING SHARES HELD IN EMPLOYEE THRIFT PLAN

If you are a participant in the Deltic Stock Fund of the Deltic Timber Corporation Thrift Plan, the trustees of such plan will vote the number of shares allocated to your account pursuant to the instructions you provide. Please sign and return the instruction card to your trustee promptly.

VOTES REQUIRED

The presence, in person or by proxy, of the holders of at least a majority of the shares of Deltic Common Stock outstanding on the Record Date is necessary to have a quorum for the annual meeting. Abstentions and broker “no-votes” are counted as present for purposes of determining a quorum. A broker “no-vote” occurs when a nominee holding shares of Deltic Common Stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

The affirmative vote of a majority of the shares present in person or by proxy at the meeting is required for the passage of the Board of Directors’ proposals (Items 1 and 2). Any shares voted with an abstention have the same effect as a vote against the abstained proposal(s). Broker “no-votes” have no effect on the outcome of the vote.

SOLICITATION OF PROXIES

Solicitation of proxies may be made by directors, officers, or employees of the Company through the mail, in person and by telecommunications. The cost of soliciting proxies will be borne by the Company. In accordance with the regulations of the SEC and the New York Stock Exchange (“NYSE”), the Company will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their expenses incurred in sending proxies and proxy materials to the beneficial owners of Deltic Common Stock.

PROCEDURES FOR STOCKHOLDER NOMINATIONS AND PROPOSALS

Under the Company’s Amended and Restated Bylaws (the “Bylaws”), nominations for director may be made only by the Board of Directors (or a committee of the Board of Directors), or by a stockholder that meets the requirements set forth in the Bylaws. The Bylaws require that for stockholder nominations, a written notice be delivered to the Company’s Secretary at the Company’s principal executive offices, which are located at 210 East Elm Street, El Dorado, Arkansas 71730, not

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less than 90 days prior to the first anniversary of the most recent annual meeting of stockholders. The written notice must be made by a stockholder of record at the time of giving the notice and who shall be entitled to vote for election of directors at the meeting for which the stockholder’s nomination relates. The written notice shall set forth as to the candidate all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such candidate’s written consent to be named in the proxy statement as a nominee and to serving as a director if elected. The notice shall also set forth as to the stockholder, the name and address, as they appear on the Company’s books, of such stockholder and the number of shares of the Company’s Common Stock that are beneficially owned by the stockholder. The Board of Directors’ Nominating and Corporate Governance Committee (“Committee”) has been delegated the responsibility to oversee searches for, and to identify qualified individuals for membership on the Company’s Board of Directors. The Committee will duly consider candidates for nomination that may be submitted by stockholders in compliance with the applicable provisions of the Bylaws, and will not apply different criteria to candidates submitted by a stockholder than it applies to other candidates. Generally, the Committee reviews a candidate’s qualifications by considering criteria approved by the Board of Directors, a candidate’s satisfaction of applicable “independence” measures (and enhanced independence, financial literacy and financial expertise standards for potential Audit Committee members), while also taking into consideration current challenges and needs of the Board of Directors regarding issues of judgment, diversity, age, skills, background, and experience. Specific criteria used by the Committee in reviewing a candidate’s qualifications are that the candidate shall: have the highest personal and professional ethics, integrity, and values; have diverse experience at policy making levels in business areas that are relevant to the Company’s activities; and, have evidenced in their personal and professional affairs proper judgement, independence, business acumen, and an understanding of the Company’s or related industries.

The Bylaws also provide that except for stockholder proposals submitted in a timely manner for annual stockholders’ meetings, no business may be brought before any stockholders’ meeting unless specified in the notice of meeting or at the direction of the Board of Directors. The Bylaws further set forth procedures and requirements, including notice to the Company, for stockholders to submit business for proper consideration at annual meetings. Any stockholder who is a stockholder of record at the time of his/her notice, maintains his/her stock ownership so that he/she is entitled to vote at the annual stockholders’ meeting, and adheres to the Bylaws’ procedures and requirements, shall be entitled to present business for consideration at such meeting. In order to present business for consideration at an annual stockholders’ meeting, a stockholder must submit a notice which sets forth a description of the nature of the business to be considered, the stockholder’s name and address as it appears in the records of the Company, the number of shares beneficially owned and any material interest of the stockholder in the business sought to be included. In order to be timely, the notice must be received by the Company’s Secretary at the principal executive office of the Company not less than 90 days prior to the anniversary of the preceding annual meeting. These requirements are separate and apart from, and in addition to the SEC’s requirements that a stockholder must comply with in order to have a stockholder proposal included in the Company’s proxy statement under SEC rules.

A copy of the full text of the Company’s Amended and Restated Bylaws may be obtained upon written request to the Company’s Secretary at the address provided above.

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STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Stockholder proposals intended to be presented at Deltic’s 2006 Annual Meeting of Stockholders must be received by Deltic’s Secretary no later than January 28, 2006. Such proposals must meet the requirements set forth in the Company’s Bylaws as well as in the rules and regulations of the SEC in order to be eligible for inclusion in the Company’s 2006 proxy materials.

STOCKHOLDER COMMUNICATION WITH DIRECTORS

As set forth in the Company’s Corporate Governance Guidelines, it is the policy of the Board of Directors that stockholders and employees be able to communicate directly with members of the Board of Directors, including non-management and independent directors. All stockholder communications should be directed to the Company’s Secretary, at the Company’s principal executive offices, 210 East Elm Street, El Dorado, Arkansas 71730, and should prominently indicate on the outside of the envelope that it is intended for a specified director or to the non-management or independent directors of the Company as a group. Each communication intended for a director and received by the Secretary which is related to the operation or governance of the Company, and is not otherwise commercial in nature, will be promptly forwarded to the specified party following its clearance through normal security procedures. Assuming clearance, the communication will not be opened, but rather will be forwarded unopened to the intended recipient. Employees of the Company may also utilize this stockholder communication procedure. Alternatively, employees may, if they so desire, utilize the confidential and/or anonymous procedures to send written, electronic, or toll-free telephonic communications through a third party as established under the Company’s “whistle-blower” policy. Communications under the whistle-blower policy are initially directed to the Board of Directors’ Audit Committee.

THE COMPANY

The Company was incorporated in Delaware on September 4, 1996, in anticipation of the spin-off by Murphy Oil Corporation (“Murphy”) of its farm, timber and real estate business, then conducted by Deltic Farm & Timber Co. Inc., an Arkansas corporation (“Deltic Farm & Timber”). Effective December 17, 1996, Deltic Farm & Timber was merged with and into the Company, and effective December 31, 1996, Murphy distributed all of the shares of the Company’s Common Stock to its stockholders.

THE BOARD OF DIRECTORS

The responsibility and authority for managing the business of the Company rest with its Board of Directors, who are elected by the Company’s stockholders. The Board of Directors sets strategic policy, approves business plans, and delegates authority to execute its policies and plans to the President and Chief Executive Officer. During 2004, Deltic’s Board of Directors held six meetings. Also during the year, the Board’s Executive Committee, Audit Committee, Nominating

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and Corporate Governance Committee, and Executive Compensation Committee held five, seven, three, and three meetings, respectively. All of the Company’s directors attended at least 75 percent of Board of Directors and their respective committee meetings. It is the policy of the Board of Directors that directors attend stockholder, Board of Directors and Committee meetings unless extenuating circumstances make such attendance impracticable. All of the Company’s directors attended the Company’s 2004 Annual Meeting of Stockholders.

COMMITTEES

To assist in fulfilling its responsibilities, Deltic’s Board of Directors has established four principal committees: the Audit Committee; the Nominating and Corporate Governance Committee; the Executive Committee; and, the Executive Compensation Committee. These committees are briefly described as follows:

The Audit Committee (the “Committee”) meets regularly with the Company’s independent auditors and internal auditor to assist the Board of Directors in fulfilling its oversight responsibility relating to the integrity of the Company’s financial statements and other public disclosures, and the Company’s compliance with legal and regulatory requirements, as well as assessing the qualifications, performance and independence of the Company’s independent auditors and the performance of the Company’s internal audit function. The Committee is responsible for selecting the Company’s independent auditors. The Committee also negotiates and approves all audit, audit-related, and non-audit fees of the independent auditors. The Committee is chaired by Mr. Shealy with its other members being Messrs. Darling, Pierson, and Roach. Each member of the Committee has been affirmatively determined by the Board of Directors to be “independent” under applicable criteria for Committee membership under Section 10A-3 of the Securities Exchange Act of 1934, as amended, and Section 303A of the NYSE’s Corporate Governance rules, and to meet financial literacy standards. In addition, the Board of Directors has designated Mr. Roach as the Committee’s “financial expert” based upon his professional experience and attributes. The Committee’s written charter was updated in December 2003 and adopted by the Company’s Board of Directors. A copy of the Committee’s written charter can be accessed on the Company’s website at www.deltic.com under the Corporate Governance part of the Investor Relations section. Please see pages 25 through 26 of this proxy statement for the Committee’s 2004 report. A copy of the charter will be mailed to stockholders who have requested the same in writing to the Company’s Secretary at the address listed above.

The duties of the Board of Directors’ Nominating and Corporate Governance Committee (the “Committee”) include: the identification of individuals qualified to become directors and recommendation of nominees for election at the next annual or special meeting of stockholders at which directors are to be elected, or to fill vacancies or newly created directorships that may occur between such meetings; recommendation of directors for appointment to the committees of the Board of Directors; oversight of the evaluation of the Board of Directors and each of its committees and members; establishment of the cash component of compensation of non-employee directors and recommendation to the Board’s Executive Compensation Committee of equity components of compensation of the non-employee directors of the Company; and the review, and suggestion of

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changes to the Board of Directors to the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics, and oversight of compliance with the same. More specific responsibilities of the Committee on governance related matters include: the evaluation of the appropriateness of continued membership on the Company’s Board of Directors upon a change in circumstance in and to professional roles and responsibilities of a director, or upon a director deciding to serve on another corporate or not-for-profit/tax exempt board or government or advisory group that would be expected to require a significant devotion of time by such director; the review of any requests for waivers from provisions of the Company’s Code of Business Conduct and Ethics; the review of situations that may involve a potential conflict of interest on the part of a director; and, the review of and authority to approve or disapprove of all proposed related party transactions. The Committee is chaired by Rev. Keller with its other members being Messrs. Lieblong, Murphy, Roach and Shealy. Each member has been affirmatively determined by the Board of Directors to be “independent” under applicable criteria established in Section 303A of the NYSE’s Corporate Governance rules. A written charter for the Committee has been adopted by the Board of Directors, and can be accessed on the Company’s website at www.deltic.com under the Corporate Governance part of the Investor Relations section.

The Executive Committee (the “Committee”) generally meets in the months that no meeting of the Board of Directors is scheduled and acts as surrogate for the Board of Directors by maintaining surveillance over operations and exercising the general powers of the Board of Directors when the Board of Directors is not in session. The Committee does not have the power, among other things to: declare dividends, issue stock, amend the Bylaws, or approve any merger or share exchange. The Committee is chaired by Mr. Nolan with its other members being Messrs. Dillon, Lieblong, Murphy, and Shealy. Except for Mr. Dillon, each member of the Committee has been affirmatively determined by the Board of Directors to be “independent” under applicable criteria established in Section 303A of the NYSE’s Corporate Governance rules.

The Executive Compensation Committee (the “Committee”) represents for some matters and otherwise acts to assist the Board of Directors in fulfilling its oversight responsibility for the Company, including specifically to oversee the Company’s equity-based and other compensation and benefits plans and policies. The Committee administers the Company’s stock incentive plans and is authorized under such plans to make awards of incentive and non-qualified stock options, restricted stock, and other types of awards permitted under the plans. The Committee also acts upon the recommendations of the Nominating and Corporate Governance Committee regarding equity-based compensation for the Company’s non-employee directors under the Company’s 2002 Stock Incentive Plan. Additionally, the Committee reviews the performance levels of Deltic’s executive officers and determines base salaries and short and long-term incentive awards for such executive officers, including the Company’s President and Chief Executive Officer. Further, the Committee reviews and reports to the Board of Directors on the Company’s succession planning. The Committee is chaired by Mr. Murphy, with its other members being Messrs. Lieblong, Pierson, Roach and Rev. Keller. Each member has been affirmatively determined by the Board of Directors to be “independent” under applicable criteria established in Section 303A of the NYSE’s Corporate Governance rules. A written charter for the Committee has been adopted by the Board of Directors, and can be accessed on the Company’s website at www.deltic.com. A copy of the charter will be mailed to stockholders who have requested the same in writing to the Company’s Secretary at the address listed above. Please see pages 15 through 18 of this proxy statement for the Committee’s report on its 2004 actions.

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CORPORATE GOVERNANCE

Preceding sections of this Proxy Statement have referenced the determination of the Board of Directors regarding the “independence” of the Company’s directors, and the Company’s Code of Business Conduct and Ethics and Corporate Governance Guidelines. This section provides additional information concerning these subjects. On an annual, or if circumstances dictate a more frequent, basis the Board of Directors considers the independence of each director. To be considered independent, a director must be affirmatively determined by resolution to have no material relation with the Company other than as a director. In each case, broad consideration is given to all relevant facts and circumstances, not only as to the respective director, but also as to persons or organizations with which the director has an affiliation. Consistent with published commentary by the NYSE regarding determinations of independence, the Board of Directors has deemed that a primary consideration is independence from the Company’s management, so that the Board of Directors’ essential oversight role over the affairs of the Company is not compromised due to any such relationship. Accordingly, ownership of even a significant amount of the Company’s stock, by itself, is not viewed as a bar to an independence determination, but rather, stock ownership by the Company’s directors is encouraged in order to align directors’ interests with those of all stockholders and to provide additional incentive for proper and effective stewardship. Categorical standards adopted by the Board of Directors to assist in its determinations are: (a) A director will not be determined to be independent if, within the preceding three years, the director was an employee of the Company or an immediate family member was employed by the Company or its subsidiaries as an executive officer, or the director or an immediate family member is currently or was within the last three years employed as a partner, principal or manager of the Company’s independent auditor, or if any executive officer of the Company was a member of the board of directors of a company that employed either the director or an immediate family member of the director as an officer; (b) A director will not be determined to be independent if the director or an immediate family member has received more than $100,000 in direct compensation from the Company during any twelve month period within the last three years; (c) A director will not be determined to be independent under applicable standards for Audit Committee membership if the director or the director’s immediate family members and/or affiliates have received during the last three years any consulting, advisory or other compensatory fee from the Company and its subsidiaries other than director and committee fees, or if the director is an affiliated person of the Company owning 10 percent or more of the Company’s stock; and, (d) A director will not be determined to be independent if the director or the director’s immediate family members and/or affiliates conduct commercial activities with the Company that involve sums in excess of the greater of $1,000,000 or two percent of the gross revenue of the Company or the other entity. During its deliberations regarding director independence, in addition to the categories and factors identified above, and even though they did not approach the dollar threshold cited in category (d) above, the Board of Directors also reviewed the extent of all commercial relationships between the Company and Messrs. Murphy, Nolan, Pierson and Rev. Keller, and their respective immediate family members and affiliates. Following its deliberations, the Board of Directors affirmatively determined that each of the Company’s non-employee directors met applicable standards, and each was determined to be independent. In addition, specific consideration of the enhanced independence requirements for members of the Company’s Audit Committee was made and all members of the Audit Committee were determined to be independent under applicable SEC and NYSE requirements. The Board of Directors also discussed the professional experience and attributes of Mr. Roach and designed him as the Audit

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Committee’s “financial expert”. Further, the Board of Directors determined that Mr. Roach’s service on the audit committee of two other public companies would not impair his ability to effectively serve on the Company’s Audit Committee.

All of Deltic’s directors and employees, including its President and Chief Executive Officer, Chief Financial Officer, and Principal Accounting Officer are required to adhere to the provisions of the Company’s Code of Business Conduct and Ethics (the “Code”). The Code addresses areas of professional conduct deemed to be essential in carrying out the Company’s business in a legal and ethical manner. Specific areas included are employment practices, conflicts of interest, and protection of confidential information and prohibition of its use for personal gain, as well as strict adherence to all laws applicable to the conduct of Deltic’s business. Under the Code, employees are required to report any conduct they believe to be an actual or apparent violation of the Code. Annual certifications of compliance with the Code are required. Should any waivers to the provisions of the Code ever be allowed by the Board of Directors’ Nominating and Corporate Governance Committee, such action will be promptly posted on the Company’s website, www.deltic.com under the Corporate Governance part of the Investor Relations section, and disclosed in a current report on Form 8-K that will be filed with the SEC. The Code can be accessed on the Company’s website at www.deltic.com under the Corporate Governance part of the Investor Relations section, and a copy will be mailed to stockholders who have requested the same in writing to the Company’s Secretary at the address listed above.

Deltic’s Board of Directors has also adopted written Corporate Governance Guidelines (the “Guidelines”) that along with the Bylaws of the Company, its policies and procedures, and the charters of the Board of Directors’ committees provide the framework for the governance of the Company. The Guidelines provide generally, that the Company’s business is conducted by its employees, managers and officers under the direction of the President and Chief Executive Officer and the oversight of the Board of Directors to enhance the value of the Company for its stockholders. The guidelines address several important subjects, including: composition of the Board of Directors and criteria for membership; director qualifications; bifurcation of the duties of Chairman and President and Chief Executive Officer; conflicts of interest and prohibition of loans; director responsibilities, including participation and preparation for meetings; director access to management and employees and authority to hire independent legal, financial or other advisors; director orientation and continuing education; evaluation of management performance and succession; stockholder and employee communication with directors; and, annual performance evaluations of the Board of Directors, each of the Board of Directors’ committees, and each individual director. The Guidelines also codify the Company’s practice of conducting routine executive sessions of the non-management, and if different, independent members of the Board of Directors and establishes procedures for selection of an appropriate director to preside at such executive session meetings. The Guidelines can be accessed on the Company’s website at www.deltic.com under the Corporate Governance part of the Investor Relations section. A copy will be mailed to stockholders who have requested the same in writing to the Company’s Secretary at the address listed above.

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COMPENSATION OF DIRECTORS

Directors who are not employees of the Company were paid in 2004 an annual retainer of $20,000, a $1,000 fee for each meeting attended of the Board of Directors, and a $500 fee for each meeting attended of any committee thereof. In addition to the regular retainer and meeting fees, the Company’s non-employee Chairman, Mr. Nolan, was paid $75,000 during 2004 and the respective Chairman of the Board of Directors’ Audit Committee, Executive Compensation Committee, and Nominating and Corporate Governance Committee were paid a $3,000 per year Chairperson’s retainer. Retainer and meeting fees are paid quarterly in arrears. Also, an award of a 1,000 share of time based restricted stock, which vest in four years from its February 2004 grant date was made to each director who is not an employee of the Company pursuant to provisions of the Company’s 2002 Stock Incentive Plan. Such time based restricted stock awards otherwise contained terms consistent with those of employees described in the Executive Compensation Committee’s Report in this proxy statement beginning on page 15. Directors are also reimbursed their travel, meal and lodging expenses for attending meetings.

ELECTION OF CLASS III DIRECTORS

(ITEM 1 ON PROXY CARD)

The Board of Directors currently consists of three classes of directors, equal in number. Directors hold office for staggered terms of three years (or less if they are filling a vacancy) and until their successors are elected and qualified. One of the three classes, comprising one-third of the directors, is elected each year to succeed the directors whose terms are expiring. The directors in Class I were elected at the 2003 annual meeting to serve for a term expiring at the Company’s annual meeting in the year 2006. The directors in Class II were elected at the 2004 annual meeting to serve for a term expiring at the Company’s annual meeting in the year 2007. All of the directors in Class III were elected at the 2002 annual meeting to serve for a term expiring at the Company’s annual meeting in the year 2005 and will stand for re-election at this year’s meeting.

Deltic’s Board of Directors has proposed the following nominees for election as directors at the 2005 annual meeting:

NOMINEES FOR CLASS III DIRECTORS

With Terms Expiring at the Annual Meeting in the Year 2008:

O. H. Darling, Jr.
Reverend Christoph Keller, III
R. Madison Murphy

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE ABOVE-NAMED NOMINEES AS DIRECTORS FOR A TERM OF THREE YEARS.

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Information is provided below with respect to each nominee for election and for each director whose term expires in subsequent years. Should one or more of these nominees be unavailable to accept nomination or election as a director, the individuals named as proxies on the enclosed proxy card will vote the shares that they represent for the election of such other persons as the Board of Directors may recommend unless the Board of Directors reduces the number of directors. The Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve if elected.

NOMINEES FOR ELECTION AS DIRECTORS

Class III — Terms Expire in 2008

O.H. Darling, Jr., 76, has been a director since December 17, 1996. Mr. Darling was Forestry Division Manager, Crossett Division, Georgia Pacific Corporation from 1978 until his retirement in 1994. Mr. Darling was appointed to a nine-year term on the Board of Commissioners of the Arkansas Forestry Commission in 1995, and was elected to serve in 2002 as Chairman of the Commission’s Board of Commissioners. Mr. Darling serves as a member of the Board of Directors’ Audit Committee.

Reverend Christoph Keller, III, 50, has been a director since December 17, 1996. Rev. Keller has been an Episcopal priest since 1982, and is currently Theologian-in-Residence for St. Margaret’s Episcopal Church in Little Rock, Arkansas. Rev. Keller is also a member of the Board of Directors of Inglewood Land and Development Company of Alexandria, Louisiana and is one of the managing members of Keller Enterprises, L.L.C. Rev. Keller serves as Chairman of the Board of Directors’ Nominating and Corporate Governance Committee, and as a member of the Executive Compensation Committee.

R. Madison Murphy, 47, has been a director since December 17, 1996. Mr. Murphy is currently the Managing Member of Murphy Family Management, LLC. Mr. Murphy is also a director of Murphy where he chairs that company’s Audit Committee, and is a director of BancorpSouth, Inc. Mr. Murphy serves as Chairman of the Board of Directors’ Executive Compensation Committee and as a member of the Nominating and Corporate Governance Committee, and Executive Committee.

DIRECTORS WHOSE TERM OF OFFICE CONTINUE

Class I — Terms Expire in 2006

Robert C. Nolan, 63, has been the Company’s non-employee Chairman of the Board of Directors since December 17, 1996. For the past 33 years, Mr. Nolan has been Managing Member of Munoco Company, L. C., an Arkansas limited liability company, engaged in, among other activities, the exploration for and production of oil and gas and timberland management. Mr. Nolan has over 31 years experience in timberland management. Mr. Nolan is also a director of BancorpSouth, Inc. Mr. Nolan is Chairman of the Board of Directors’ Executive Committee, and by virtue of his position serves as an ex officio member of all other committees of the Board of Directors, except the Audit Committee. As an ex officio Committee member, Mr. Nolan is vested with full rights, privileges, and responsibilities, including voting rights.

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Ray C. Dillon, 49, has been a director since July 1, 2003. Mr. Dillon has 26 years experience in the paper and forest products industry and served from April 2000 through December 2002, as Executive Vice President of Gaylord Container Corporation. Previously, he served as that company’s Vice President of Primary Production from April 1997. Mr. Dillon serves on the Board of Directors’ Executive Committee.

Alex R. Lieblong, 54, has been a director since December 17, 1996. In 1997, Mr. Lieblong formed his own full service securities firm, Lieblong & Associates, Inc., where he is President and owner. Prior to formation of Lieblong & Associates, Inc., Mr. Lieblong was Branch Manager, Corporate Vice President of PaineWebber, Inc. Mr. Lieblong also serves on the Board of Directors and is Vice Chairman of Home Bankshares and the President of Key Colony Management, LLC. Mr. Lieblong serves as a member of the Board of Directors’ Nominating and Corporate Governance Committee, the Executive Committee, and Executive Compensation Committee.

Class II — Terms Expiring in 2007

John C. Shealy, 76, has been a director since December 17, 1996. Mr. Shealy was Vice President and General Manager, Southern Region of Willamette Industries, Inc. from 1981 until his retirement in 1994. Mr. Shealy was also formerly Chairman of the American Bank of Ruston, Louisiana. Mr. Shealy serves as Chairman of the Board of Directors’ Audit Committee and as a member of the Nominating and Corporate Governance Committee, and Executive Committee.

R. Hunter Pierson, Jr., 53, has been a director since December 16, 1999. Following ten years as a commercial lending officer at a large bank, Mr. Pierson has been engaged since 1981 in private investments, including timberlands, commercial real estate development, and securities. Mr. Pierson serves as a member of the Board of Directors’ Audit Committee and Executive Compensation Committee.

J. Thurston Roach, 63, has been a director since December 18, 2000. Mr. Roach is currently a private investor. Previously, from October 2000 to November 2001, he served as President, Chief Executive Officer, and a director of HaloSource Corporation, a chemtech company based in Seattle, Washington. From January 1999 through March 2000, he served as Chief Financial Officer and Senior Vice President of Owens Corning; and from February 1998 through December 1998, he was President of its North American Building Materials Systems Business. Due to the adverse financial impact of numerous claims alleging injury from exposure to asbestos, Owens Corning filed a petition for reorganization under Chapter 11 of the Bankruptcy Code in October 2000. Prior to his positions at Owens Corning, Mr. Roach served as Vice Chairman of Simpson Investment Company, and previous to that, as President of Simpson Timber Company. Mr. Roach has been a director of the Liberty Corporation since 1994 and chairs that company’s Audit Committee. Additionally, he has been a director of Pope Resources since March 2003 where he serves as a member of its Audit Committee. Mr. Roach serves as a member of the Board of Directors’ Audit Committee, the Nominating and Corporate Governance Committee, and Executive Compensation Committee. The Board of Directors has designated Mr. Roach as the Audit Committee’s financial expert.

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CERTAIN STOCK OWNERSHIP

The following table sets forth information, by the categories listed, concerning beneficial ownership of Common Stock of the Company at February 16, 2005, with respect to each director (including those nominated for re-election), each of the named executives listed in the “Summary Compensation Table” on pages 19 and 20 of this proxy statement, and directors and officers as a group. Beneficial stock ownership for each person or entity who has filed reports with the Company pursuant to applicable SEC rules disclosing ownership of as much as five percent of the Company’s Common Stock is set forth in the related text following the table.

	Type of Ownership
Name	Personal, with full voting and investing power (1)		Personal, as beneficiary of trust(s)	Spouse and other household members (2)	Voting and investment power only, and not included in other columns (3)		Subject to options exercisable within 60 days	Total	Percent of outstanding (if greater than .9%)
O. H. Darling, Jr	2,500		—	—	—		6,000	8,500	—
Ray C. Dillon	16,970		44	—	—		10,555	27,569	—
Rev. Christoph Keller, III	45,392		63,980	4,127	188,103	(4)	6,000	307,602	2.5%
Alex R. Lieblong	14,500		—	—	—		6,000	20,500	—
R. Madison Murphy	59,926		157,731	19,669	805,190	(5)	6,000	1,048,516	8.6%
Robert C. Nolan	108,064		16,100	1,500	235,011		6,000	366,675	2.9%
R. Hunter Pierson, Jr	31,252		—	107,453	332,961	(6)	6,000	477,666	3.9%
J. Thurston Roach	3,500		—	—	—		6,000	9,500	—
John C. Shealy	8,500		—	—	—		6,000	14,500	—
Clefton D. Vaughan	16,822		9,654	—	—		76,313	102,789	—
W. Bayless Rowe	22,192		2,703	300	—		42,034	67,229	—
Kent L. Streeter	6,269		—	—	—		4,542	10,811	—
David V. Meghreblian	9,098		4,117	—	—		17,950	31,165	—

All directors together with five named executives and another officer as a group	321,180	(7)	255,626	133,049	1,543,827		224,171	2,457,610	20.4%

(1)	Included are shares of “time based restricted stock,” and/or “performance based restricted stock” awarded in February 2004 and 2005 pursuant to the Company’s 2002 Stock Incentive Plan. Such shares are subject to time and performance vesting requirements, respectively, but the recipients are entitled to vote such shares upon their issuance. The amounts of these categories of stock for each individual are: Dillon 16,970; Vaughan 6,679; Rowe 5,857; Streeter 6,269; Meghreblian 5,098, and, Messrs. Darling, Keller, Lieblong, Murphy, Nolan, Pierson, Roach, and Shealy 1,500 shares each.
(2)	Includes shares directly owned and shares owned as beneficiary of trust(s).
(3)	Includes shares held as a trustee for others and shares owned by a corporation or other organization of which the named person is an officer, director, partner or member, as well as sole or shared investment power. Shares reported by BancorpSouth, Inc., as described in numbered paragraph (1) below are not included in Messrs. Nolan’s or Murphy’s totals.

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(4)	One of the trusts for which Reverend Keller shares investment power owns an additional 38,375 shares of stock which were omitted from this column since such shares were included in the column disclosing “Personal, as beneficiary of trust(s)”.
(5)	Includes shares for which Mr. Murphy is trustee (827 shares) and co-trustee (316,755) for the benefit of others, and shares held by Murphy Foundation (57,211) of which he is President. Beneficial ownership is expressly disclaimed. Also includes 430,397 shares held by a Limited Partnership of which Mr. Murphy shares voting and investment power as a member of the LLC which is the General Partner. Included in the 430,397 shares are 35,887 shares, in which Mr. Murphy has beneficial interest and 1,236 shares in which Mr. Murphy’s spouse and children have beneficial interest that are not otherwise listed in the ownership table above.
(6)	Mr. Pierson’s spouse shares investment authority by virtue of being an officer and director of a private company which serves as general partner to family limited partnerships. Beneficial interest is disclaimed.
(7)	This total includes 54,143 shares of time based restricted stock and performance based restricted stock.

Persons or entities who have filed reports with the Company through February 14, 2005, pursuant to applicable SEC rules disclosing ownership of as much as five percent of the Company’s Common Stock are as follows:

(1) On February 10, 2005, BancorpSouth, Inc. (successor by merger to First United Bancshares, Inc.) One Mississippi Plaza, Tupelo, Mississippi, filed Amendment No. 4 to its Schedule 13(G) report which disclosed that as of December 31, 2004, it had sole or shared voting and dispositive power as to 658,592 shares of the Company’s Common Stock. These holdings represent 5.4 percent of the outstanding Common Stock of the Company as of March 11, 2005.

(2) On February 7, 2005, Southeastern Asset Management, Inc., 6410 Poplar Avenue, Memphis, Tennessee, filed Amendment No. 8 to its Schedule 13(G) report. Such report disclosed that as of December 31, 2004, Southeastern Asset Management, Inc. holds investment power as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940, as to 1,480,100 shares of the Company’s stock. These holdings represent 12.1 percent of the Common Stock of the Company as of March 11, 2005.

(3) On February 14, 2005, T. Rowe Price Associates, Inc., 100 East Pratt Street, Baltimore, Maryland, filed Amendment No. 2 to its Schedule 13(G) report disclosing beneficial ownership of 1,128,500 shares of the Company’s stock. Its report states, “These securities are owned by various individual and institutional investors, including the T. Rowe Price Small-cap Value Fund, Inc. (which owns 1,128,500 shares representing 9.2 percent of the shares outstanding), which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.”

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Messrs. Murphy, Nolan and Rev. Keller are first cousins and Mr. Pierson is the spouse of a first cousin of Messrs. Murphy, Nolan and Rev. Keller. These four directors, their spouses, and members of their extended families directly or indirectly own in the aggregate approximately 26 percent of the outstanding stock of the Company. The members of these extended families cover four generations and number in excess of a hundred individuals. There is no formal or informal agreement to act in concert or as a group regarding each member’s investment in the Company. No member of these extended families is employed by the Company. See also “Certain Stock Ownership” on pages 12 and 13 of this proxy statement.

The Company manages under contract timberland in which it does not own an interest for third parties. Messrs. Nolan, Murphy, Pierson, and Rev. Keller, and members of their respective families (the “families”) are parties to management contracts with the Company for timberland which is owned by them or entities of which they are officers, directors, stockholders, trustees, and/or partners. The Company’s standard terms and conditions are utilized in all arrangements with third parties, including the families. These terms and conditions include an annual per acre fee, cost plus 15 percent for special silvicultural projects and a five percent commission from the proceeds of timber sales. The families own approximately 96 percent of the outstanding shares of Loutre Land and Timber Company, an Arkansas corporation. Loutre Land and Timber Company owns in fee or has an undivided interest in approximately 43,600 acres of timberland, a portion of which is managed by the Company. In 2004, Loutre Land and Timber Company paid to Deltic $121,411 for management fees, special silvicultural services, and timber sales commissions. Management fees, special silvicultural services, and timber sales commissions paid to the Company in 2004 from entities affiliated with Mr. Nolan, and that for purposes hereof are attributed to him even though he does not beneficially own all of such entities, totaled $141,872.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Under the securities laws and regulations promulgated thereunder, the Company’s directors and executive officers are required to report their beneficial ownership (as defined in such laws and regulations) of the Company’s Common Stock and any changes in that ownership to the SEC and NYSE. Specific due dates for the reports have been established and the Company is required to report in this Proxy Statement any failure to file by said due dates. Based solely upon a review of Form 4s during fiscal year 2004, Form 5s with respect to such year and information provided in an annual Directors and Officers Questionnaire, each of the Company’s directors and executive officers satisfied their filing requirements for fiscal 2004.

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REPORT OF EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee (the “Committee”) oversees and reviews the Company’s compensation philosophy as well as the competitiveness of Deltic’s total compensation practices, and administers programs and plans covering executive officers and key management employees. In addition, the Committee specifically reviews the performance levels of Deltic’s officers and pursuant to delegated authority from the Board of Directors, determines base salaries and incentive awards for such executive officers. During 2004, the Committee was comprised of five independent, non-employee directors elected by the Board of Directors. In 2004, the Committee met twice in February to address matters as discussed below that it traditionally considers on an annual basis. The Committee also met on October 20, 2004, to receive reports it had requested on an executive benefit review and a review of broad-based employee benefits. This report is provided by the Committee to assist stockholders in understanding the philosophy and objectives of the Committee and actions taken by the Committee in 2004 and 2005 regarding executive compensation for 2004.

A major objective of the Committee is to design compensation programs to attract and retain individuals of outstanding ability for the Company, and to provide incentives for such individuals to strive to enhance stockholder value. Philosophically, the Committee believes its objectives can be met when the compensation of the Company’s executives is closely linked to the Company’s business performance and attainment of strategic objectives as established by the Board of Directors. The Committee’s compensation program seeks to: encourage stock ownership by executives in order to directly align their interests with those of all stockholders; maintain an appropriate balance between base salary and annual and long-term incentive opportunities; and recognize and reward exceptional individual contributions to the Company’s success.

The three main elements of Deltic’s compensation program are base salary, annual bonus, and long-term incentives. Base salary and bonus are keyed to recognition of individual performance and achievement of business objectives each year. The value of long-term incentives is directly linked to the performance of Deltic’s Common Stock and, therefore, to total stockholder return. In evaluating the compensation programs, the Committee solicits the services of independent compensation consultants and information on industry pay practices gathered by Deltic’s Human Resource department.

Generally for base salaries, Deltic maintains an administrative framework of job levels into which positions are assigned based on internal comparability and external market data. Base salaries are reviewed annually and adjusted as appropriate to reward performance and maintain a competitive position. Annual bonuses are awarded if the Company meets or exceeds certain performance measures which are established each year by the Committee and/or an individual’s contributions are recognized as exceptional by the Committee. Communication of applicable performance measures is promptly made to each participant after it has been determined by the Committee.

At the Annual Meeting of Stockholders held on April 25, 2002, the Company’s stockholders voted to approve adoption of the Deltic Timber Corporation 2002 Stock Incentive Plan (“2002 SIP”) that had been recommended by the Committee and the Board of Directors. The Company’s

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2002 SIP vests with the Committee the authority to award incentive and non-qualified stock options, stock appreciation rights, restricted stock, and other forms of equity-based compensation. Such awards are intended under the 2002 SIP to foster and promote the long-term financial success of the Company and materially increase stockholder value by motivating superior performance and encouraging and providing for the acquisition of an ownership interest in the Company by non-employee directors and those employees upon whose judgment, interest, and special effort the successful conduct of its operations is largely dependent. The 2002 SIP establishes an aggregate number of shares which may be issued, sets a limit on the percentage of restricted stock which may be issued in total and to any individual, and provides for other terms and conditions applicable to the different types of awards. As discussed below under “2004 Compensation Actions”, at its February meetings, the Committee made certain awards under the 2002 SIP.

2004 Compensation Actions

At its meetings in February the Committee acted in regard to each of the Company’s three main elements of compensation. First, the Committee determined that the objective aspect of the 2003 performance measure, which had been established in February 2003, by the Committee under the Company’s Annual Incentive Compensation Plan, had been met resulting in a pay out of 81.5 percent of the targeted bonus. The objective aspect under the plan for 2003 was a financial performance measure based upon return on capital employed (“ROCE”) by the Company during the year. The remaining aspect of the 2003 performance measure established by the Committee was its assessment of individual performance during the year. The Committee noted that significant progress had been made on several important strategic areas during the year including: significantly lowering the losses at the sawmills while obtaining a 10 percent increase in lumber sales volumes; decreasing the equity loss at Del-Tin Fiber by $4.8 million when compared to 2002’s equity loss, excluding the write-off in 2002; record sales of commercial real estate; negotiation and completion of an unsecured, committed revolving credit facility totaling $125 million on terms considered favorable that replaced a former credit facility of $105 million; and, attainment of a stockholder return which was the second highest for the year among a group of publicly owned companies in the forest products industry. The Committee accordingly determined to make cash bonus awards to participants under the plan. Even though the actual determination and the resulting payments were made in early 2004, the Committee recognized that the rewards were based on 2003 performance and instructed the Company’s Secretary to include such amounts as may be applicable in the Summary Compensation Table of the Company’s Proxy Statement for the Annual Meeting of Stockholders held April 22, 2004. The Committee next considered appropriate performance measures for 2004 under the Annual Incentive Compensation Plan. The Committee decided that the financial performance measure for earning a bonus under the Annual Incentive Compensation Plan for 2004 would be based on targeted ROCE by the Company. In addition, the Committee adopted business segment performance measures related to their respective budgets. Such measures were made applicable for all plan participants, and promptly thereafter communicated to them, although some participants’ potential bonuses would be dependent solely on attainment of the financial performance measure, some on a combination of the financial performance measure and business segment performance measures and some solely on business segment performance measures. For 2004, the Committee established a minimum ROCE threshold, and determined if financial results were below such threshold, no bonuses would be awarded to those participants whose potential bonuses are dependent upon attainment of the financial performance measure.

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The Committee also addressed the following matters at its February 2004 meetings. Awards of stock options were made under the provisions of the 2002 SIP. Each stock option was priced at the fair market value on the date of the grant ($32.565 per share) and will become exercisable 25 percent on the anniversary date of the awards for each of the following four years. Subject to various conditions, all options have a term of ten years from the date of grant and will expire after such time. All of the stock options awarded in 2004 were designated as non-qualified stock options. “Time based restricted stock” and “performance based restricted stock” awards were also made. The time based restricted stock awards fully vest, subject to continued employment by the Company, after four years. The performance based restricted stock awards may vest, if at all, in the amount awarded or a lesser or greater amount, after four years dependent upon Deltic’s total stockholder return measured against the relative total return of a Paper and Forest Products Index calculated by S&P over the same four-year period. A representative of the compensation consulting firm prepared materials which were discussed by the Committee on director compensation and trends of stock incentive awards among publicly owned companies in the forest products industry and from the consultant’s much larger data base of other companies. The Committee considered such information useful to its objective of attracting and retaining individuals of outstanding ability for the Company, but also recognized that the Company has unique characteristics including its size and the location, extent and nature of its operations. The Committee made awards of 1,000 shares of time based restricted stock to each of the Company’s non-employee directors.

As was the case in prior years’ meetings, the Committee discussed the concept of stock ownership guidelines for participants in the 2002 SIP and after reviewing beneficial ownership among certain plan participants, determined mandatory minimum stock ownership levels are not needed at the present time.

At its February 2004 meetings, the Committee also addressed 2004 base salary compensation for the Company’s executive officers. The Committee based its action after reviewing the Company’s financial and operating performance in 2003, the respective performance of each of the Company’s business segments, and progress toward achievement of strategic objectives established by the Company’s Board of Directors. As to Mr. Dillon, the Company’s President and Chief Executive Officer, the Committee adopted an increase from $275,000 to $375,000 effective March 1, 2004. The Committee believed that Mr. Dillon’s duties as the chief executive officer had been performed in an exemplary manner. The Committee also reaffirmed the Company’s agreement with Mr. Dillon to pay two years’ base salary and benefits, plus two years of the target annual bonus should there occur (i) a “change-in-control” of the Company, and (ii) Mr. Dillon is dismissed or suffers a reduction in salary and potential bonus and/or a meaningful diminution of job responsibility within two years of the “change-in-control” event. For the agreement, the Committee adopted the same definition for “change in control” as contained in the 2002 SIP. Regarding the “change-in-control” aspect of the arrangement with Mr. Dillon, the Committee determined that he would be better able to objectively consider the interests of the Company’s stockholders, if he is free from undue concern about his individual employment and economic security.

On October 20, 2004, the Committee met to receive and review reports it had requested on two items: 1) an executive benefit review and 2) a review of employee benefits afforded to the Company’s employees. Regarding the executive benefit review, the Committee determined the

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Company’s executive benefits were approximately at the median of the group of companies analyzed by its compensation consultant and only one change was discussed. This change was extending the “change-in-control” agreement to certain other officers of the Company who directly report to Mr. Dillon. The Committee determined to offer a “change-in-control” agreement to these officers of one year’s base pay and benefits, plus one year of the target bonus should there occur (i) a “change-in-control” of the Company and (ii) those officers are dismissed or suffer a reduction in salary and potential bonus and/or a meaningful diminution of job responsibilities within two years of the “change-in-control” event. The Committee also agreed to offer an “involuntary severance” agreement to Mr. Dillon whereby should his employment be terminated for other than cause, he will receive benefits the same as under his “change-in-control” agreement. The Committee determined to offer these new agreements at a future date to be determined by the Committee.

On February 16, 2005, the Committee met to address matters that it traditionally considers on an annual basis. Included among such matters was consideration of awards under the Company’s Annual Incentive Compensation Plan based on 2004 performance. The Committee has included information related to such awards in its report because even though made in early 2005, the awards are relevant to its 2004 compensation actions, and the Company’s Secretary has been instructed to include such amounts as may be applicable in the Summary Compensation Table of the Company’s Proxy Statement for the Annual Meeting of Stockholders to be held April 28, 2005. The Company’s financial performance in 2004 created a return on capital employed that exceeded the financial performance measure’s threshold. For the business segment performance measures, the Committee noted each of the Company’s operating segments had produced results that were improved over the prior year, and the Committee considered each participant’s efforts and contributions to such improvement. The Committee accordingly determined to make cash bonus awards to all participants under the plan in various amounts that reflected obtainment of the ROCE financial performance measure as applied to each participant’s respective bonus target percentage, its assessment of each business unit’s performance relative to their targets and the performance by individual participants. In the case of Mr. Dillon, an award of $270,000.00 was made.

Respectfully submitted,

Executive Compensation Committee

R. Madison Murphy, Chairman	Alex R. Lieblong	Reverend Christoph Keller, III
R. Hunter Pierson, Jr.		J. Thurston Roach

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

There were no committee interlocks. Messrs. Murphy, Pierson, Nolan, and Rev. Keller are related by blood and/or marriage as described in the “Certain Relationships and Related Transactions” section supra. Such section also describes applicable related transactions.

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EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation for the Company’s President and Chief Executive Officer and the four other most highly compensated executive officers of the Company for the year ending December 31, 2004.

Summary Compensation Table

	Year	Salary ($)(1)	Bonus ($)(2)	Other Annual Compen- sation ($)(3)	Long-Term Compensation Awards		All Other Compen- sation ($)(5)
					Restricted Stock Awards ($)(4)	Securities Underlying Options/ SARs

Ray C. Dillon[1] President and Chief Executive Officer	2004 2003 2002	358,334 137,502 —	270,000 100,000 —	140,030 — —	140,030 — —	12,200 15,000 —	38,448 16,305 —	(6)

Clefton D. Vaughan Vice President, Chief Financial Officer and Treasurer	2004 2003 2002	238,920 222,600 212,000	145,308 95,900 25,000	47,903 — —	47,903 — —	4,567 19,000 18,000	74,324 11,928 47,702

W. Bayless Rowe Vice President, General Counsel and Secretary	2004 2003 2002	213,940 206,700 198,700	129,229 89,000 23,500	43,377 — —	43,377 — —	4,133 16,000 16,000	73,017 11,125 46,970

Kent L. Streeter[1] Vice President Operations	2004 2003 2002	180,000 22,500 —	75,000 — —	43,702 — —	43,702 — —	4,167 — —	19,719 1,075 —

David V. Meghreblian Vice President Real Estate	2004 2003 2002	171,198 165,408 159,000	88,026 71,200 19,000	39,860 — —	39,860 — —	3,800 14,000 14,000	33,953 9,060 15,999

(1)	Includes amounts of cash compensation earned and received by executives as well as amounts earned but deferred at their election.
(2)	Bonuses were awarded and paid by Deltic after the end of the year in which they are reported. Because these payments related to services rendered in the year prior to payment, Deltic reports bonuses as a component of compensation for the prior year.
(3)	These amounts represent awards of performance based restricted stock under Deltic’s 2002 SIP that are subject to satisfaction of conditions and are subject to forfeiture and change to the number of shares if the executive terminates employment and/or the performance conditions are not achieved. The executive is entitled to vote the shares and receive regular cash dividends during the performance and vesting period.
[1]	Mr. Dillon assumed his position with the Company on July 1, 2003, and Mr. Streeter assumed his position with the Company on November 16, 2003.

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(4)	These amounts represent awards of time based restricted stock under Deltic’s 2002 SIP that will vest if the executive remains employed by Deltic for a four year period. The amounts are calculated by multiplying the number of restricted shares by Deltic’s stock price on the date of grant. The aggregate number and value of restricted shares as of the end of 2004 for each of the named executives are: Dillon — 4,300 shares, $182,535; Vaughan — 1,471 shares, $62,444; Rowe — 1,332 shares, $56,543; Streeter — 1,342 shares, $56,968; and, Meghreblian — 1,224 shares, $51,959.
(5)	For 2004, “other compensation” for each of the named executives is : Dillon — housing allowance $9,504, personal use of Company vehicle $538, moving expense $9,057, term life insurance premium $1,431, and defined and excess thrift plan matching contribution $17,917; Vaughan — tax payment on vesting of restricted stock awarded in 2000 $61,228, term life insurance premium $1,150, and defined and excess thrift plan matching contribution $11,946; Rowe — tax payment on vesting of restricted stock awarded in 2000 $61,228, term life insurance premium $1,093, and defined and excess thrift plan matching contribution $10,697; Streeter — housing allowance $2,640, personal use of Company vehicle $793, moving expense $6,268, term life insurance premium $1,018, and defined and excess thrift plan matching contribution $9,000; and, Meghreblian — tax payment on vesting of restricted stock awarded in 2000 $24,169, personal use of Company vehicle $223, term life insurance premium $1,002, and defined and excess thrift plan matching contribution $8,560.
(6)	Upon his employment in 2003, Deltic entered into a “change-in-control” agreement with Mr. Dillon under which, should a “change-in-control” occur and within two years thereafter, Mr. Dillon is dismissed, suffers a reduction in salary and/or diminution of job responsibility, he will be eligible to receive two year’s base salary, targeted bonus, health and welfare benefits, along with an accelerated vesting of stock options and restricted stock. Had a “change-in-control” occurred in 2004, Mr. Dillon’s salary and bonus payments would have totaled $716,668 and $540,000, respectively.

OPTION GRANTS IN LAST FISCAL YEAR

The following table summarizes options granted during fiscal year 2004 to the named executives listed in the Summary Compensation Table, and the potential value of the shares subject to such options if the options were exercised at their expiration date.

Individual Grants (1)

Name	Number of Securities Underlying Options Granted	Percent of Total Employee Options Granted In Fiscal Year	Exercise Price ($)	Expiration Date	Grant Date Value$(2)
Ray C. Dillon	12,200	30.8%	32.565	02/19/14	115,900
Clefton D. Vaughan	4,567	11.5%	32.565	02/19/14	43,387
W. Bayless Rowe	4,133	10.4%	32.565	02/19/14	39,264
Kent L. Streeter	4,167	10.5%	32.565	02/19/14	39,587
David V. Meghreblian	3,800	9.6%	32.565	02/19/14	36,100

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(1)	These options were granted to the above-named officers by the Executive Compensation Committee under the 2002 SIP and were non-qualified. All options were granted on February 19, 2004 and are priced at $32.565. The option prices were derived from the average of the high and low stock price on their respective dates of grant. One-fourth of the option shares becomes exercisable on each succeeding anniversary from the date of grant for the next four years. If a “change-in-control” of the Company occurs, the options become exercisable in full. For this purpose, “change-in-control” has the same meaning as in the 2002 SIP. The actual value, if any, of the stock options depends on whether the stock price at exercise is greater than the option price, as well as the recipient’s continued employment through the options’ vesting period.
(2)	Grant Date Value is produced from use of the Black-Scholes option pricing model. Assumptions used in the model include: dividend yield — 0.9 percent; expected volatility — 30 percent; risk-free interest rate — 4.1 percent; and, expected life — 5 years.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUE TABLE

Three named executives exercised stock options during fiscal year 2004. The following table shows on an aggregate basis the number of shares acquired and value realized from such exercises, and summarizes the value at December 31, 2004, of all the shares subject to options granted to the named executives of the Company.

Name	Shares Acquired On Exercise (#)(1)	Value Realized ($)(2)	Shares Underlying Unexercised Options Held at December 31, 2004		Value of Unexercised In-the-Money Options Held at December 31, 2004(3)
			Exercisable	Unexercisable	Exercisable $	Unexercisable $
Ray C. Dillon	—	—	7,500	19,720	105,825	226,422
Clefton D. Vaughan	10,000	212,125	65,171	23,067	1,097,401	335,870
W. Bayless Rowe	16,000	255,031	33,000	20,133	526,100	291,215
Kent L. Streeter	—	—	3,500	7,667	47,670	88,861
David V. Meghreblian	17,000	176,660	10,000	17,800	135,345	256,628

[1]	With the exception of the exercise of an incentive stock option by Mr. Rowe, each individual utilized a “cashless” exercise of non-qualified stock options through a brokerage firm not affiliated with the Company, and in compliance where applicable with the provisions of Rule 144 dealing with the sale of restricted securities.
[2]	Value realized upon exercise of non-qualified stock options constituted ordinary income to the individuals and is subject to applicable state and federal income tax and payroll tax withholding provisions.
[3]	Represents the closing price for Deltic Common Stock on December 31, 2004, of $42.45 less the exercise price for all outstanding exercisable and unexercisable in-the-money stock options.

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Long-Term Incentive Plans-Awards in Last Fiscal Year

			Estimated Future Payouts under Non-Stock Price-Based Plans
(a)	(b)	(c)	(d)	(e)	(f)
Name	Number Of Shares	Performances Or Other Period Until Maturation Or Payout (1)	Threshold	Target	Maximum
Ray C. Dillon	4,300	4 Years	2,150	4,300	8,600
Clefton D. Vaughan	1,471	4 Years	736	1,471	2,942
W. Bayless Rowe	1,332	4 Years	666	1,332	2,664
Kent L. Streeter	1,342	4 Years	671	1,342	2,684
David V. Meghreblian	1,224	4 Years	612	1,224	2,448

1.	The Executive Compensation Committee made awards in 2004 pursuant to the 2002 SIP to the named executives and other plan participants of “performance based restricted stock”. Amounts awarded to the named executives are listed under column (b) above. Such awards may vest in the “target”, “threshold” or “maximum” amounts shown in the table four years from the date of the award depending upon the Company’s total stockholder return compared to the total return of a Paper and Forest Products Index calculated by S&P (the “Index”). Awards will vest: in the threshold amount if the Company’s total stockholder return is 80 percent of the total return of the Index; in the target amount if the Company’s total stockholder return is 100 percent of the total return of the Index; and, in the maximum amount if the Company’s total stockholder return is 130 percent of the total return of the Index. Should the Company’s total stockholder return be between 80 percent and 130 percent of the total return of the Index, the award amount will be determined by interpolation. During the four-year vesting period, award recipients are entitled to vote the performance based restricted stock, and receive any regular cash dividends declared on the Common Stock of the Company. Should a “change-in-control” of the Company (as such term is defined in the 2002 SIP) occur during the four-year vesting period, then the performance determination will be made as of the date of the “change-in-control”.

PERFORMANCE GRAPH

The following performance graph compares the cumulative total returns for Deltic’s common stock, the S&P’s Small Cap 600 Index and the S&P’s 500 Paper and Forest Products Index for the period December 31, 2000, through December 31, 2004. The Company changed the “published industry” index used in the performance graph to the S&P 500 Paper and Forest Products Index because the previously used S&P 500 Forest Products Index has shrank to only two companies. The cumulative return numbers for the S&P 500 Forest Products Index are included in the table following the performance graph. The performance graph assumes an investment on December 31, 1999, of $100 each in Deltic’s Common stock, the stocks comprising the S&P’s Small Cap 600 Index and the S&P’s 500 Paper and Forest Products Index, and that all dividends were reinvested.

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	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Deltic Timber Corp.	100.00	110.45	128.00	125.87	144.63	203.32
S&P Small Cap 600	100.00	111.80	119.11	101.68	141.13	173.09
S&P 500 Paper & Forest Prod.	100.00	81.79	83.87	71.82	99.00	108.80
S&P 500 Forest Prod. Index	100.00	68.82	74.53	69.95	98.27	111.02

*	Total return data copyright © 2004, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

All rights reserved.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid during a year to a public company’s chief executive officer and its four other most highly compensated executive officers to $1,000,000 per individual, unless specified conditions are met. Certain performance-based compensation is not subject to the deduction limitation. The Company did not have non-deductible compensation expense during 2004 and is not expected to have such in 2005. Nevertheless, the Executive Compensation Committee intends to review this matter from time to time and, if appropriate and consistent with the Company’s compensation philosophy, may recommend in the future that actions be taken, if needed, to maximize the amount of compensation expense that is deductible to the Company.

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RETIREMENT PLANS

Effective upon the spin-off from Murphy, the Company established its retirement plans for its employees. The following table shows the estimated annual pension benefit payable, at normal retirement age, under Deltic Timber Corporation’s Retirement Plan at December 31, 2004, for the compensation level and length of service indicated. The amounts shown are subject to reduction for social security benefits.

Pension Plan Table

	Years of Service
Remuneration (1)	15		20		25		30		35		40
$100,000	$24,000		$32,000		$40,000		$48,000		$56,000		$64,000
150,000	36,000		48,000		60,000		72,000		84,000		96,000
200,000	48,000		64,000		80,000		96,000		112,000		128,000
250,000	60,000		80,000		100,000		120,000		140,000		160,000
300,000	72,000		96,000		120,000		144,000		168,000	(2)	192,000	(2)
350,000	84,000		112,000		140,000		168,000	(2)	196,000	(2)	224,000	(2)
400,000	96,000		128,000		160,000		192,000	(2)	224,000	(2)	256,000	(2)
450,000	108,000		144,000		180,000	(2)	216,000	(2)	252,000	(2)	288,000	(2)
500,000	120,000		160,000		200,000	(2)	240,000	(2)	280,000	(2)	320,000	(2)
550,000	132,000		176,000	(2)	220,000	(2)	264,000	(2)	308,000	(2)	352,000	(2)
600,000	144,000		192,000	(2)	240,000	(2)	288,000	(2)	336,000	(2)	384,000	(2)
650,000	156,000		208,000	(2)	260,000	(2)	312,000	(2)	364,000	(2)	416,000	(2)
700,000	168,000	(2)	224,000	(2)	280,000	(2)	336,000	(2)	392,000	(2)	448,000	(2)
750,000	180,000	(2)	240,000	(2)	300,000	(2)	360,000	(2)	420,000	(2)	480,000	(2)
800,000	192,000	(2)	256,000	(2)	320,000	(2)	384,000	(2)	448,000	(2)	512,000	(2)

A portion of the benefits shown above would be paid under the Company’s Supplemental Benefit Plan to the extent such benefits exceed legislative limitations.

The credited years of service for Messrs. Dillon, Vaughan, Rowe, Streeter and Meghreblian are one year, eight years, twenty-seven years, one year and fourteen years, respectively.

[1]	During 2004, the maximum compensation limit for qualified retirement plans, as established by the Internal Revenue Service, was $205,000.
[2]	Exceeds presently allowable maximum legislative limits for annual pension benefits under a defined benefit pension plan. In 2004, the maximum benefit allowable was $160,000, and for 2005 the maximum benefit allowable is $170,000.

APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

(ITEM 2 ON PROXY CARD)

The Board of Directors desires to obtain from the stockholders an indication of their approval or disapproval of the Audit Committee’s action in appointing KPMG LLP, Certified Public Accountants, and an Independent Registered Accounting Firm, as independent auditors of the Company for the year 2005. KPMG LLP has been serving as the Company’s independent auditors for the past eight years. The firm has advised the Company that its members have no direct or

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indirect financial interest in the Company or any of its subsidiaries. Members of the firm are expected to be present at the Annual Meeting for the purpose of responding to inquiries by stockholders and such representatives will have an opportunity to make a statement if they desire to do so.

In the event a majority of the stockholders voting should indicate they disapprove the appointment of KPMG LLP, the adverse vote will be considered as a directive to the Board of Directors to select other auditors for the following year. Because of the difficulty and expense of making any substitution of auditors during a year, it is contemplated that the appointment for 2005 will be permitted to stand unless the Board of Directors finds other good reason for making a change.

REPORT OF THE AUDIT COMMITTEE

From its beginning as a publicly owned company at the end of 1996, the Company has had an Audit Committee (“Committee”) composed entirely of non-employee directors. All members of the Committee have been affirmatively determined by the Board to be independent under applicable SEC and NYSE criteria, and to meet financial literacy requirements. The Board of Directors has also determined that Committee member J. Thurston Roach meets or exceeds applicable professional experience and attributes requirements and has designated Mr. Roach as the Committee’s financial expert. In 2004, the Committee met seven times. From its creation, the Committee has followed the substance of the procedures recommended in the report of the Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees in its role of overseeing financial reporting and internal control matters. The Committee has a written charter outlining the practices it follows that has been approved and adopted by the Company’s Board of Directors.

During the year 2004, at each of its meetings, the Committee met with senior members of the Company’s financial management team, its internal auditor, the Company’s General Counsel, and its independent auditors. The Committee’s agenda is established by the Committee’s Chairman. The Committee had private sessions, at each of its meetings, with the Company’s independent auditors and, separately, with the internal auditor, at which candid discussions took place of financial management, accounting, and internal control issues, including concerning the Company’s compliance efforts in regard to Section 404 of the Sarbanes-Oxley Act of 2002.

The Committee engaged KPMG LLP as the Company’s independent auditors, and approves in advance all audit and other fees charged. Its policies and procedures for pre-approval of fees are that the Committee’s Chairman be the lead contact regarding fees, and that for the general audit engagement, including tax return services, and any other significant items, the Chairman reports the proposed fee structure to the Committee and seeks approval thereof. For any minor expense items or projects that might arise, the Committee has delegated authority to its Chairman to negotiate and approve such arrangements.

The Committee also reviewed with the Company’s financial managers, the independent auditors’ and the internal auditor’s overall audit scopes and plans, the results of internal and external audit examinations, the Company’s internal controls, including internal controls over financial reporting, and the quality of the Company’s financial reporting.

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Management has reviewed the audited financial statements and related notes in the Annual Report on Form 10-K with the Committee including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Committee asked for management’s representations that the audited consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles, and have expressed to both management and auditors their general preference for conservative policies when a range of accounting options is available.

The Committee also discussed with the independent auditors other matters required to be discussed by the auditors with the Committee under Statement on Auditing Standards No. 61 (communication with audit committees). The Committee received and discussed with the auditors their annual written report on their independence from the Company and its management, which is made under Independence Standards Board Standard No. 1 (independence discussions with audit committees), and considered with the auditors whether the provision of non-audit services provided by them to the Company during 2004 was compatible with the auditors’ independence. Also, the Committee reviewed the Company’s “Management’s Discussions and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report for 2004 on Form 10-K, including the Company’s most critical accounting policies identified therein.

In performing all of these functions, the Committee acts only in an oversight capacity. The Committee reviewed prior to the Company’s public quarterly and annual announcements, financial results applicable for 2004, as well as the financial results prior to filing formal reports with the SEC. In its oversight role, the Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles.

In reliance on these reviews and discussions, the report of the independent auditors and pursuant to delegated authority from the Board of Directors, the Committee has approved inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the SEC.

Respectively Submitted,

Audit Committee

John C. Shealy, Chairman	O. H. Darling, Jr.
R. Hunter Pierson, Jr.	J. Thurston Roach

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FEES PAID TO KPMG LLP IN 2003 AND 2004

For the years 2003 and 2004, the Company paid KPMG LLP fees in the amounts listed below for its services.

	2003	2004
Audit Fees	$115,400	$438,000[1]
Audit Related Fees [2]	$29,000	$56,636
Tax Fees	$84,690	$33,832
Other Fees	$0.00	$0.00

[1]	Includes audit of financial statements and internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.
[2]	Relates primarily to benefit plan audits and income tax consultation projects.

OTHER MATTERS TO COME BEFORE THE MEETING

The Board of Directors does not know of any matters which will be brought before the 2005 annual meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclosed proxy card will have discretion to vote in accordance with their best judgment.

The above Notice and Proxy Statement are sent by Order of the Board of Directors.

W. Bayless Rowe
Secretary

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MMMMMMMMMMMM

MR A SAMPLE

DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext

C 1234567890 J N T

Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE VOTING INSTRUCTIONS.

1. The Board of Directors recommends a vote FOR the listed nominees.

For Withhold

01—O. H. Darling, Jr.

02—Rev. Christoph Keller, III

03—R. Madison Murphy

B Issues

The Board of Directors recommends a vote FOR the below listed item.

For Against Abstain

2. Ratify the appointment of KPMG LLP as auditors.

C Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

Please sign exactly as your name appears hereon. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give full title. Please return promptly.

Signature 1—Please keep signature within the box

Signature 2—Please keep signature within the box

Date (mm/dd/yyyy)

/ /

1 U P X H H H P P P P 0050271

001CD40001 00EJJA

Proxy—Deltic Timber Corporation

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, APRIL 28, 2005

The stockholder(s) whose name(s) appears on the reverse side hereby appoints Robert C. Nolan and Ray C. Dillon, or each of them, as the stockholder’s proxy or proxies, with full power of substitution, to vote all shares of Common Stock of Deltic Timber Corporation which the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas, on April 28, 2005, at 10:00 a.m., local time, and any adjournments thereof, as fully as the stockholder could if personally present.

IMPORTANT—This Proxy must be signed and dated on the reverse side.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NONE ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE, AND FOR ITEM 2.

(Continued on reverse side)

YOUR VOTE IS IMPORTANT.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED POSTMARKED ENVELOPE.

Telephone Voting Instructions

You can vote by telephone! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose the voting method outlined below to vote your proxy. Have this proxy card in hand when you call.

To vote using the Telephone (within U.S. and Canada)

• Call toll free 1-866-516-0987 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the simple instructions provided by the recorded message.

C0123456789

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If you vote by telephone, please DO NOT mail back this proxy card.

Proxies submitted by telephone must be received by 12:00 midnight, Central Time, on April 27, 2005. THANK YOU FOR VOTING

00EJKB